Adamis Pharmaceuticals Corporation 8-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Adamis Pharmaceuticals Corporation, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated July 3, 2013 which report includes an explanatory paragraph as to an uncertainty with respect to Adamis Pharmaceuticals Corporation and Subsidiaries’ (“Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company as of and for the years ended March 31, 2013, and 2012 and to the reference of our firm under the heading of “Experts” included in the Registration Statement on Form S-1 (No. 333-192372) and related prospectus, declared effective on December 12, 2013.

/s/ Mayer Hoffman McCann P.C.

Boca Raton, Florida

December 12, 2013